Exhibit 1.4

IMPORTANT INFORMATION

Joe & The Juice Holding A/S (“Joe & The Juice”) has announced that it has established a record date for a rights offering to holders of shares of Joe & The Juice on the record date. The share rights and the new shares issuable upon the exercise of such share rights have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any applicable securities laws of any state, district or other jurisdiction of the United States. The shares issuable upon exercise of the share rights may not be offered, sold, or subscribed for (i) within the United States, except in a transaction that is exempt from, or not subject to, the registration requirements of the Securities Act or (ii) outside the United States, except in an offshore transaction pursuant to Regulation S under the Securities Act, and, in each case, in accordance with any applicable state securities laws. This rights offering is made in the United States in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 80 I thereunder.

This rights offering is made for the securities of a Danish company. The rights offering is subject to Danish disclosure requirements that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with Generally Accepted Accounting Principles as applied in the Kingdom of Denmark that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in Denmark, and some or all of its officers and directors may be residents of Denmark. You may not be able to sue Joe & The Juice or its officers or directors in a Danish court for violations of the U.S. securities laws. It may be difficult to compel Joe & The Juice, its officers, directors, and its affiliates to subject themselves to a U.S. court’s judgment.